Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference on this Form S-8 of AGBA Group Holding Limited and its subsidiaries (collectively the “Company”), of our report dated March 28, 2024, which appears in the Annual Report on Form 10-K (File No. 001-38909) filed with the U.S. Securities Exchange Commission (“SEC”) on March 28, 2024, with respect to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in shareholders’ equity for the year ended December 31, 2023, and the related notes included herein.

San Mateo, California	WWC, P.C.
August 29, 2024	Certified Public Accountants
PCAOB ID No. 1171